EXHIBIT A

                    INDEPENDENT ACCOUNTANT'S REPORT


To the Shareholders and
  Board of Directors
Pharmacia & Upjohn, Inc.

We have reviewed the consolidated balance sheet of Pharmacia & Upjohn, Inc. and Subsidiaries as of March 31, 1996, and the related condensed consolidated statements of earnings and cash flows for the three-month periods ended March 31, 1996 and 1995. These financial statements are the responsibility of Pharmacia & Upjohn, Inc.'s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope that an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above, for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report, dated February 21, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of March 31, 1996, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

     COOPERS & LYBRAND L.L.P.
                                      KPMG PEAT MARWICK LLP


Chicago, Illinois
April 30, 1996